Exhibit 99.1

SETTLEMENT AGREEMENT executed as of February 24, 2005 between ANTHONY F. ZALENSKI (“Claimant”) and i2 TELECOM INTERNATIONAL, INC. (“Respondent”) relating to American Arbitration Association Case No. 32 160 Y 00853 04 (the “Action”) involving payment, by Respondent to Claimant, of the sum of $130,000 and by Respondent to Claimant’s counsel of the sum of $20,000 (the “Settlement Sum”).

CLAIMANT AND RESPONDENT HEREBY AGREE AS FOLLOWS;

1. Respondent shall pay to Claimant, and Claimant shall accept from Respondent, the Settlement Sum, which shall be in full and complete payment and settlement of any and all claims by Claimant against Respondent in the Action, the same being hereby released and any and all counterclaims by Respondent against Claimant which were brought or could have been brought in the Action are also hereby released, and which shall be paid as promptly as practicable but in no event later than 45 days after the date hereof by check or wire transfer as follows: (i) to Claimant in the sum of $130,000 less customary deductions; and (2) to Broad and Cassel in the sum of $20,000.

2. Upon payment of the Settlement Sum, (a) Claimant and Respondent, for themselves and their respective heirs, predecessors, successors, parents, subsidiaries, affiliates, officers, directors, employees and assigns, hereby remise, release and forever discharges each other and their respective heirs, predecessors, successors, parents, subsidiaries, affiliates, officers, directors, employees and assigns from and against any and all claims and demands which they have or may have (whether known or unknown) based upon any facts or circumstances that arose or existed on or prior to this date except for any claims under this agreement; and (b) Claimant shall discontinue the Action, and Respondent shall discontinue its counterclaim, with prejudice.

3. The terms of this Settlement Agreement, the facts and circumstances underlying and giving rise to the Action, and any matters discussed with the Mediator, shall be confidential and may not be disclosed to anyone (except for Claimant’s and Respondent’s accountants, attorneys, family members and directors) unless such disclosure is required by any law enforcement agency or regulatory organization asserting jurisdiction (including such filings as may be required under any applicable securities laws) or is required pursuant to any lawfully issued subpoena or other legal process. Furthermore the parties hereto agree that they will not disparage any party to, or person directly or indirectly involved in the Action or in the facts and circumstances underlying the Action. In the event that either party asserts a claim for breach of any provision of this agreement, such dispute shall be resolved by Mark A. Buckstein (“Mediator”) and the prevailing party in such dispute shall be entitled to recover the reasonable fees and expenses of its counsel.

4. The parties hereto shall execute such other and further documents as may be typical for settlements of this type and as may reasonably be requested by the other party hereto in order to implement or further assure the terms hereof. Any dispute as to the appropriateness of all or any part of such document shall be resolved by the Mediator in his sole and absolute discretion.

5. The parties hereto each shall bear the costs of their respective attorneys and experts and their respective arbitration fees and each has executed this agreement freely and voluntarily after consulting with their own counsel and, if appropriate, experts, and not based upon any advice or recommendations by the Mediator. In settling this dispute, neither party admits or concedes the truth of any of the allegations contained in the pleadings herein or concedes or acknowledges that they have any liability to the other and are settling this case to avoid the cost and expense of further proceedings and to bring finality to this matter and all disputes between the parties. The fees and expenses of the Mediator shall be borne one-half by Claimant and one-half by Respondent.

6. Respondent shall indemnify and hold Claimant harmless from any and all liability that he may incur, including attorneys’ fees, in connection with the lawsuit pending in the Federal District Court in San Francisco California commonly referred to as the Supercaller law suit. Claimant agrees to cooperate with Respondent, at no cost to Claimant, in defending that law suit. Respondent agrees to provide Claimant with representation by Respondent’s counsel, at Respondent’s cost, to defend Claimant. Any travel required of Claimant in cooperating with the defense, shall be at the cost of Respondent.

IN WITNESS WHEREOF, Claimant and Respondent have executed this Settlement Agreement on and as of the date first above written.

i2 TELECOM INTERNATIONAL, INC.

/s/ ANTHONY F. ZALENSKI	By	/s/ PAUL R. ARENA
Anthony F. Zalenski		Paul R. Arena, Chief Executive Officer